EXHIBIT 14.1

EXCO RESOURCES, INC.

Code of Ethics for the Chief Executive Officer

and Senior Financial Officers

The Chief Executive Officer, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Financial Reporting Manager and Tax Manager of EXCO Resources, Inc.,  (the “Company”) the President and Controller of Addison Energy Inc., a wholly-owned subsidiary of the Company and the President and Vice President-Finance and Accounting of North Coast Energy, Inc., a wholly-owned subsidiary of the Company (collectively, the “Officers”) each have an obligation to the Company, its shareholder, the public investor community, and themselves to maintain the highest standards of ethical conduct.  In recognition of this obligation, the Company has adopted the following standards of ethical conduct for the purpose of promoting:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in other public communications made by the Company;

•                  Compliance with applicable governmental laws, rules and regulations;

•                  The prompt internal reporting to an appropriate person or persons identified herein of violations of this Code of Ethics; and

•                  Accountability for an adherence to this Code of Ethics.

Adherence to these standards is integral to achieving the objectives of the Company and its investors.  The Officers shall not commit acts contrary to these standards nor shall they condone the commission of such acts by others within the Company.

Competence

The Officers have a responsibility to:

•                  Maintain an appropriate level of professional competence through the ongoing development of their knowledge and skills.

•                  Perform their professional duties in accordance with relevant laws, regulations, and technical standards.

•                  Prepare financial statements on a timely basis in accordance with generally accepted accounting principals.

•                  Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company.

Confidentiality

The Officers have a responsibility to protect the Company by:

•                  Refraining from disclosing confidential information (regarding the Company or otherwise) acquired in the course of their work except when authorized, unless legally obligated to do so.

•                  Informing subordinates as appropriate regarding the confidentiality of information acquired in the course of their work and monitoring their activities to assure the maintenance of that confidentiality.

•                  Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage either personally or through third parties.

Integrity

                The Officers have a responsibility to:

•                  Comply with laws, rules and regulations of federal, state and local governments, and appropriate private and public regulatory agencies or organizations, including insider trading laws.

•                  Comply with the Company’s Code of Conduct.

•                  Act in good faith, responsibility, without misrepresenting material facts or allowing their independent judgment to be subordinated.

•                  Protect the Company’s assets and insure their efficient use.

•                  Avoid actual or apparent conflicts of interest with respect to suppliers, customers and competitors.

•                  Refrain from engaging in any activity that would prejudice their ability to carry out their duties ethically.

•                  Refrain from either actively or passively subverting the attainment of the organization’s legitimate and ethical objectives.

•                  Recognize and communicate professional limitations or other constraints that would preclude responsible judgment or successful performance of an activity.

•                  Refrain from (i) taking personally for themselves opportunities that they discover through the use of corporate property or information, (ii) using corporate property or information for personal gain and (iii) competing with the Company.

•                  Report to senior management and the Audit Committee any significant information they may have regarding judgments, deficiencies, discrepancies, errors, lapses or any similar matters relating to the Company’s or its subsidiaries’ accounting, auditing or system of internal controls.  The Officers must communicate unfavorable as well as favorable significant information and professional judgments or opinions.

•                  Refrain from engaging in or supporting any activity that would discredit their profession or the Company and proactively promote ethical behavior within the Company.

Objectivity

The Officers have a responsibility to:

•                  Communicate information fairly and objectively.

•                  Disclose all material information that could reasonably be expected to influence intended user’s understanding of the reports, comments and recommendations presented.

Oversight and Disclosure

The Officers have a responsibility to:

•                  Ensure the preparation of full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC such that they fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries.  Accordingly, it is the responsibility of the Officers to promptly bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities of overseeing the Company’s financial statements and disclosures and internal control systems.

•                  Assist with (1) the design of the Company’s disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Officers, by others within those entities, particularly during the period in which an SEC report is being prepared and (2) the evaluation of the effectiveness of the Company’s disclosure controls and procedures.

•                  Promptly bring to the attention of the Audit Committee any information he or she may have concerning (1) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting and disclosures which could aversely affect the Company’s or its subsidiaries’ ability to record, process, summarize and report financial information, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls or (3) any untrue statement of a fact or failure to state a material fact necessary that would make the Company’s statements in a report to be filed or in a report filed by the Company with the SEC, misleading.

•                  Promptly bring to the attention of the CEO or the General Counsel, if any, and to the Audit Committee any information he or she may have concerning any violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls.

•                  Promptly bring to the attention of the CEO or the General Counsel, if any, and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code of Ethics.

Enforcement

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Officers in the conduct of the Company’s business.  It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

IN WITNESS WHEREOF, the undersigned Officer certifies that he or she has read the above Code of Ethics and agrees to abide thereby.

(Signature)

(Print Name)

Date: , 2004